Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-1 of Bob’s Discount Furniture, Inc. of our report dated September 19, 2025, except for the effects of the reverse stock split discussed in Note 2 to the consolidated financial statements, as to which the date is January 26, 2026, relating to the financial statements of Bob’s Discount Furniture, Inc. (formerly known as BDF Holding Corp.), which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Hartford, Connecticut
January 26, 2026
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